As filed with the Securities and Exchange Commission on August 3, 2020

Registration No.333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nkarta, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-4515206
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Nkarta, Inc.

6000 Shoreline Court, Suite 102

South San Francisco, CA 94080
(Address, including zip code, of Principal Executive Offices)

Nkarta, Inc. 2020 Performance Incentive Plan

Nkarta, Inc. Employee Stock Purchase Plan

Nkarta, Inc. 2015 Equity Incentive Plan

(Full title of the plan)

Paul J. Hastings

Chief Executive Officer

Nkarta, Inc.

6000 Shoreline Court, Suite 102

South San Francisco, CA 94080

415-582-4923

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

C. Brophy Christensen, Jr., Esq.

Eric C. Sibbitt, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111-3823

(415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☑

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.0001 par value per share, issuable under the Nkarta, Inc. 2020 Performance Incentive Plan	2,660,371(1)(2) shares	$27.57(3)	$73,346,428.47(3)	$9,520.37(3)
Common Stock, $0.0001 par value per share, issuable under the Nkarta, Inc. Employee Stock Purchase Plan	295,599(1) shares	$27.57(3)	$8,149,664.43(3)	$1,057.83(3)
Common Stock, $0.0001 par value per share, issuable under the Nkarta, Inc. 2015 Equity Incentive Plan	2,405,601(1)(2) shares	$ 3.75(3)	$9,021,003.75(3)	$1,170.93(3)
Total	5,361,571(1) shares		$90,517,096.65(3)	$11,749.13(3)

(1)

This Registration Statement covers, in addition to the number of shares of Nkarta, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Nkarta, Inc. 2020 Performance Incentive Plan (the “2020 Plan”), the Nkarta, Inc. Employee Stock Purchase Plan (the “ESPP”), and the Nkarta, Inc. 2015 Equity Incentive Plan (the “2015 Plan” and together with the 2020 Plan and the ESPP, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

As provided in the 2020 Plan, any shares of Common Stock subject to awards outstanding under the 2015 Plan that expire, are cancelled or otherwise terminate after July 6, 2020 (the date of shareholder approval of the 2020 Plan) without such shares being issued under the 2015 Plan will be available for award grant purposes under the 2020 Plan. Accordingly, the shares registered hereby for issuance under the 2015 Plan may also be offered or issued under the 2020 Plan if and to the extent they are no longer issuable pursuant to the 2015 Plan.

(3)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon, in the case of the Nkarta, Inc. 2020 Performance Incentive Plan and the Nkarta, Inc. Employee Stock Purchase Plan, the average of the high and low prices of the Common Stock on July 28, 2020, as quoted on the Nasdaq Global Select Market, and in the case of the Nkarta, Inc. 2015 Equity Incentive Plan, the weighted-average exercise price of the outstanding options under that Plan.

The Exhibit Index for this Registration Statement is at page 7.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

The Company’s Prospectus, dated July 9, 2020, filed pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form S-1 (Commission File No. 333-239301) initially filed with the Commission on June 19, 2020, as amended, which includes unaudited financial statements for the three months ended and as of March 31, 2020 and audited financial statements for the years ended and as of December 31, 2018 and 2019.

(b)

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on July 2, 2020 (Commission File No. 001-39370), and any other amendment or report filed for the purpose of updating such description.

(c)	The Company’s Current Report on Form 8-K filed with the SEC on July 14, 2020 (Commission File No. 001-39370).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended (“DGCL”), grants each Delaware corporation the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of serving or having served in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may similarly indemnify any such person in actions by or in the right of the corporation if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability with respect to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company’s Certificate of Incorporation and By-laws indemnify its directors and officers to the full extent permitted by the DGCL and the Company’s Certificate of Incorporation also allows its board of directors to indemnify other employees. This indemnification extends to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the Company or amounts paid in settlement to the Company. This indemnification also extends to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

In addition to the indemnification required in the Company’s Certificate of Incorporation and By-laws, the Company has also entered into director indemnity agreements and officer indemnity agreements, which provide for the indemnification of the Company’s directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were the Company’s agents.

The Company maintains a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a)The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1

Nkarta, Inc. 2015 Equity Incentive Plan.   (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-239301) initially filed with the Commission on June 19, 2020, as amended.)

4.2

Nkarta, Inc. 2020 Performance Incentive Plan.  (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-239301) initially filed with the Commission on June 19, 2020, as amended.)

4.3

Nkarta, Inc. Employee Stock Purchase Plan.  (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-239301) initially filed with the Commission on June 19, 2020, as amended.)

5	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Independent Registered Public Accounting Firm (consent of independent auditors).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on August 3, 2020.

NKARTA, INC.

By:	/s/ Paul J. Hastings
Paul J. Hastings
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul J. Hastings and Matthew Plunkett, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul J. Hastings	Chief Executive Officer and Director	August 3, 2020
Paul J. Hastings	(Principal Executive Officer)

/s/ Matthew Plunkett	Chief Financial Officer	August 3, 2020
Matthew Plunkett, Ph.D.	(Principal Financial and Accounting Officer)

/s/ Tiba Aynechi	Director	August 3, 2020
Tiba Aynechi, Ph.D.

/s/ Fouad Azzam	Director	August 3, 2020
Fouad Azzam, Ph.D., MBA

/s/ Ali Behbahani	Director	August 3, 2020
Ali Behbahani, M.D., MBA

/s/ Michael Dybbs	Director	August 3, 2020
Michael Dybbs, Ph.D.

/s/ Simeon George	Director	August 3, 2020
Simeon George, M.D., MBA

/s/ Leone Patterson	Director	August 3, 2020
Leone Patterson, MBA

/s/ Zachary Scheiner	Director	August 3, 2020
Zachary Scheiner, Ph.D.

/s/ Laura Shawver	Director	August 3, 2020
Laura Shawver, Ph.D.